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                                                                   EXHIBIT 10.71

This document contains confidential information which is not being provided to the Public.




                    [BAXTER HEALTHCARE CORPORATION LETTERHEAD]



October 25, 2001


Mr. Frank Geiger
Senior Vice President
Coram, Inc.
1125 17th Street, Suite 2100
Denver, CO 80202


Re:  Coram / 34251865
     Pre-Filled Syringe & Rocephin Tier Pricing

Dear Mr. Geiger:

Your Medication Delivery (formally known as I.V. Systems) Purchase Agreement with Baxter Healthcare Corporation indicates a Pre-Filled Syringe and Rocephin price tier change on each November 1 and May 1.

Your Purchase Agreement states that Baxter shall review Coram's purchases of flush syringes and frozen drug products every October 1 and April 1 of each year. Based upon Coram's purchases during the six-month period, Coram's pricing shall be adjusted to the applicable tier for purchases during the next period to become effective on November 1 and May 1.

The Pre-Filled Syringe Tier shall remain at the initial pricing of Tier 2 per the directive of Rose Lorella, ACT National Accounts Director, due to the back-order situation that occurred in the preceding six-month period.

Based upon the total frozen sales for period April 1, 2001 through September 30, 2001 of Coram is now eligible for Rocephin Tier 1 pricing, committed volume of in sales. Rocephin Tier 1 pricing shall become effective November 1, 2001.

Should you have any questions regarding this agreement, please contact Rose Lorella, ACT National Accounts Director at (800) 285-3536 ext. 7597.

Sincerely,

/s/ HEATHER A. MARCELAIN

Heather A. Marcelain
Sales Contact Administrator


cc: Rose Lorella
    Mary Maniscalco
    File